EXHIBIT 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 30, 2005 is by and between MAGSTAR TECHNOLOGIES, INC., (formerly known as REUTER MANUFACTURING, INC.), a corporation organized under the laws of the State of Minnesota (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).

WHEREAS, Borrower and Lender have previously entered into an Amended and Restated Credit Agreement dated as of October 10, 2000, as amended from time to time (the “Existing Agreement”); and

WHEREAS, the Borrower and the Lender wish to make certain revisions to and restate in its entirety the Existing Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the premises, the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1  Defined Terms.  As used in this Agreement the following terms shall have the following respective meanings:

“Accounts”:  Each and every right to payment of Borrower, whether such right to payment arises out of a sale or lease of goods by Borrower, or other disposition of goods or other property of Borrower, out of a rendering of services by Borrower, out of a loan by Borrower, out of damage to or loss of goods in the possession of a railroad or other carrier or any other bailee, out of overpayment of taxes or other liabilities of Borrower, or which otherwise arises under any contract or agreement, or from any other cause, whether such right to payment now exists or hereafter arises and whether such right to payment is or is not yet earned by performance and howsoever such right to payment may be evidenced, together with all other rights and interest (including all liens and security interests) which Borrower may at any time have by law or agreement against any account debtor (as defined in the Uniform Commercial Code in effect in the State of Minnesota) or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; specifically (but without limitation), the term includes all present and future instruments, documents, chattel papers, accounts and contract rights of Borrower.

“Advance”:  As defined in Section 2.1(a).

“Affiliate”:  When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners.  The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Borrowing Base”:  As defined in Section 2.5.

“Borrowing Base Certificate”:  As defined in Section 2.5

“Business Day”:  Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open at the location of the Lender.

“Change in Control”:  The occurrence, after the Closing Date, of any one entity owning, directly or indirectly, securities of the Borrower representing 10% of the securities of the Borrower entitled to vote in the election of directors.

“Closing Date”:  Any Business Day between the date of this Agreement and June 30, 2005 selected by the Borrower for the making of the initial Advance on the Revolving Loan hereunder; provided that all the conditions precedent to the obligation of the Lender to make the initial Advance on the Revolving Loan, as set forth in Article III, have been, or, on such Closing Date, will be, satisfied.  The Borrower shall give the Lender not less than one Business Day’s prior notice of the day selected as the Closing Date.

“Commitment”:  The Revolving Commitment.

“Default”:  Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“EBITDA”:  For any period of determination, without duplication, the net income of the Borrower plus cash Interest Expense, income taxes, depreciation, amortization, non-cash Interest Expense, deferred equipment lease expense and deferred rent expense, minus gain on sale leaseback of equipment, minus gain on sale leaseback of building, all as determined in accordance with GAAP.

“Eligible Accounts”:  Accounts owned by the Borrower which the Lender, in its sole and absolute discretion, deems eligible for Advances, but which, at a minimum, are subject to a first priority perfected security interest in favor of the Lender and not subject to any assignment, claim or Lien other than the Lien in favor of the Lender and other Liens consented to by the Lender in writing, but specifically excluding (a) Accounts which are not earned; (b) Accounts which are unpaid more than ninety (90) days after the original invoice date; (c) Accounts owed by debtors 25% or more of whose Accounts owed are otherwise ineligible; (d) Accounts representing progress billings, or retainages, or for work covered by any payment or performance bond; (e) Accounts owed by any of the Borrower’s Affiliates; (f) Accounts owed by debtors not located in the United States, unless supported by a letter of credit issued by a U.S. bank in favor of the Borrower which has been delivered to the Lender; (g) Accounts as to which any warranty or representation contained in any security agreement or other agreement of the Borrower with or given to the Lender with respect to any such Account is untrue in any material respect; (h) Accounts as to which the account debtor has disputed liability, or made any claim with respect to any other Account due from such account debtor to the Borrower; (i) Accounts subject to setoff; (j) Accounts as to which the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code, assigned any assets for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code has been filed against the account debtor, or if the account debtor has failed, suspended business, become insolvent, or has had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; (k) Accounts owed by any government or government agency; (l) Accounts evidenced by a promissory note or other instrument; and (m) Accounts as to which the Lender reasonably believes that collection of any such Account is insecure or that any such Account may not be paid by reason of the account debtor’s financial inability to pay.

“Eligible Inventory”:  means Inventory of the Borrower which meets the following requirements:  (a) it is owned by the Borrower, is subject to a first priority perfected security interest in favor of the Lender, and is not subject to any assignment, claim or Lien other than (i) a Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing; (b) the consists of raw materials or finished produce (not including work in process and supplies; (c) if held for sale or lease or furnishing under contracts of service, it is (except as the Lender may otherwise consent in writing) new and unused; (d) except as the Lender may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Lender’s consent, such bailee, warehouseman or similar party has issued and delivered to the Lender, in form and substance acceptable to the Lender, such documents and agreements as the Lender may require, including, without limitation, warehouse receipts therefor in the Lender’s name; (e) the Lender has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, quality and/or quantity; (f) it is not held by the Borrower on consignment and is not subject to any other repurchase or return agreement; (g) it is not held by a customer of the Borrower or any other Person on consignment; (h) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale; and (i) the warranties, representations and covenants contained in any security agreement or other agreement of the Borrower with or given to the Lender relating directly or indirectly to the Borrower’s Inventory are applicable to it without exception.

“Event of Default”:  Any event described in Section 7.1.

“Fixed Charge Coverage Ratio”:  For any period of determination, the ratio of (A) EBITDA plus rent, minus taxes, distributions and dividends, and maintenance capital expenditures of $125,000, to (B) mandatory principal payments and Interest Expense on indebtedness plus rent.

“Fixed Charge Coverage + Contribution Ratio”:  For any period of determination, the ratio of (A) EBITDA plus cash rent, plus cash capital contributions, minus taxes, cash distributions and dividends and maintenance capital expenditures of $125,000, to (B) mandatory principal payments and cash Interest Expense on indebtedness plus cash rent.

“GAAP”:  Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Interest Expense”:  For any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, capitalized leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Inventory” means any and all of the Borrower’s goods, including, without limitation, goods in transit, wherever located which are or may at any time be leased by the Borrower to a lessee,

held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in the Borrower’s business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods, the sale or other disposition of which has given rise to account, which are returned to and/or repossessed and/or stopped in transit by the Borrower or the Lender, or at any time hereafter in the possession or under the control of the Borrower or the Lender, or any agent or bailee of either thereof, and all documents of title or other documents representing the same.

“Lien”:  With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan Documents”:  This Agreement, the Note and the Security Agreement.

“Note”:  As defined in Section 2.3

“Obligations”:  shall mean (a) all indebtedness, liabilities and obligations of the Borrower to Lender of every kind, nature or description under this Agreement, including the Borrower’s obligation on any Note and any note or notes hereafter issued in substitution or replacement thereof, (b) all liabilities of the Borrower under the Security Agreement, and (c) any and all other liabilities and obligations of the Borrower to the Lender of every kind, nature and description, whether direct or indirect or hereafter acquired by the Lender from any Person, absolute or contingent, regardless of how such liabilities arise or by what agreement or instrument they may be evidenced, and in all of the foregoing cases whether due or to become due, and whether now existing or hereafter arising or incurred.

“Person”:  Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” The rate of interest from time to time publicly announced by the Lender as its “prime rate.”  The Lender may lend to its customers at rates that are at, above or below the Prime Rate.  For purposes of determining any interest rate hereunder or under any Note which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

“Regulatory Change”:  Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Revolving Commitment”:  The obligation of the Lender to make Advances to the Borrower on the Revolving Loan in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount”:  As defined in Section 2.1(a).

“Revolving Credit Availability”:  The lesser of all of the Revolving Commitment Amount minus outstanding Advances or (b) the Borrowing Base minus outstanding Advances.

“Revolving Loan”:  As defined in Section 2.1(a).

“Revolving Maturity Date”:  As defined in Section 2.1(a).

“Security Agreement”:  That certain Security Agreement dated as of October 10, 2000, executed by the Borrower in favor of the Lender, as the same may be amended from time to time.

“Slow Moving Inventory”:  Any obsolete Inventory, Inventory on the Borrower’s records or held by the Borrower for more than one year, and any other Inventory deemed slow moving by the Lender, excluding up to $5,000 for raw materials such as bar stock, metal rods, extrusions, plates, sheeting, or billets which is mutually agreed by Borrower and Lender.

“Slow Moving Finished Goods Inventory”:  Slow Moving Inventory consisting of finished goods.

“Slow Moving Raw Materials Inventory”:  Raw materials the part or parts number for which have not been moved (used) by the Borrower within one year from the date such raw materials were acquired by the Borrower.

“Subsidiary”:  Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

Section 1.2  Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.3  Other Definitional Terms, Terms of Construction.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, Schedules and the like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”  All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements.  All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Note is irrevocably paid in full and the Revolving Commitment is terminated.

ARTICLE II

TERMS OF LENDING

Section 2.1  The Commitments.  On the terms and subject to the conditions hereof, the Lender agrees to make the following lending facilities available to the Borrower:

2.1 (a) Revolving Credit.  A revolving loan (the “Revolving Loan”) to the Borrower available as advances (“Advances”) at any time and from time to time from the Closing Date to June 30, 2006 (the “Revolving Maturity Date”), during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that the unpaid principal amount of revolving Advances shall not at any time exceed $1,200,000 (the “Revolving Commitment Amount”); and provided, further, that no revolving Advance will be made if, after giving effect thereto, the unpaid principal amount of the Advances would exceed the Borrowing Base.

Section 2.2  Procedure for Advances.  Any request by the Borrower for an Advance on the Revolving Loan shall be in writing or by telephone and must be given so as to be received by the Lender not later than 10:00 (Minneapolis time) on the requested Advance date.  Each request for an Advance shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Advance date and after giving effect to such Advance the applicable conditions specified in Article III have been and will continue be satisfied.  Each request for an Advance shall specify (i) the requested Advance date (which must be a Business Day) and (ii) the amount of such Advance which shall be in a minimum amount of $10,000.  Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrower at the Lender’s principal office in Minneapolis, Minnesota in immediately available funds not later than 5:00 PM (Minneapolis time) on the requested Advance date the amount of the requested Advance.

Section 2.3  The Note.  The Advances on the Revolving Loan shall be evidenced by a single promissory note of the Borrower (the “ Note”), substantially in the form of Exhibit 2.3 hereto.   The Lender shall enter in its ledgers and records the amount of each Advance made and the payments made thereon, and the Lender is authorized by the Borrower to enter on a schedule attached to the Note a record of such Advances and payments.

Section 2.4  Interest Rates, Interest Payments and Default Interest.  Interest shall accrue and be payable on the unpaid balance of the Advances at a floating rate per annum equal to the sum of the Prime Rate plus 2.0% (the latter being the “Applicable Revolving Margin”); provided, however, that upon the happening of any Event of Default, then, at the option of the Lender, the Advances shall thereafter bear interest at a floating rate equal to the sum of (a) the Prime Rate, plus (b) the Applicable Revolving Margin, plus (c) 2.0%.

Section 2.5 Borrowing Base and Mandatory Prepayment.  The Borrowing Base shall be equal to the sum of (1) 40% of the lower of cost or market value of raw material Eligible Inventory; provided, however that Slow Moving Raw Materials Inventory shall not comprise more than $100,000 (the “Slow Moving Raw Materials Inventory Tolerance Level”) and that Slow Moving Finished Goods Inventory shall not comprise more than $25,000 (the “Slow Moving Finished Goods Inventory Tolerance Level”) and all amounts of Slow Moving Inventory that exceed the Slow Moving Raw Materials Inventory Tolerance Level and the Slow Moving Finished Goods Inventory Tolerance Level shall be excluded from the Borrowing Base; plus (2) 30% of the lower of cost (determined on a first in, first out basis) or market value of finished good Eligible inventory, plus (3) 80% of the face value of Eligible

Accounts.  The Borrower shall deliver borrowing base certificates in substantially the form attached hereto (a “Borrowing Base Certificate”) to the Lender contemporaneously with each Advance request and in any event not less than monthly.  Each such certificate shall state the amount of Eligible Accounts, Eligible Inventory and Slow Moving Inventory and the Borrowing Base as of the last day of the previous month.  Any limitations on advances or required prepayments relating to the Borrowing Base shall be based on the latest borrowing base certificate the Borrower shall have delivered to the Lender.  If the principal balance of the Advances at any time exceeds the Borrowing Base, the Borrower shall immediately prepay the Advances by the amount of that excess.

Section 2.6  Repayment and Prepayment.

2.6 (a) Repayment of the Advances.  Principal of the Advances shall be payable in full on the Revolving Maturity Date.  The Borrower may prepay the Advances, in whole or in part, at any time, without premium or penalty.  Amounts prepaid on the Advances under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.

Section 2.7  Computation.  Interest on the Note shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 2.8  Use of Proceeds.  The proceeds of the initial Revolving Advance shall be used to satisfy obligations to the Lender under the Existing Agreement.  Any remaining balance of the initial Revolving Advance and the proceeds of any subsequent Revolving Advance shall be used for the Borrower’s general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1  Conditions of Initial Revolving Advance.  The obligation of the Lender to make the initial Advance on the Revolving Loan hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

3.1 (a)  Documents.  The Lender shall have received the following:

(i) The Note executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

(ii) A copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the Note and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute this Agreement and the Note, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower and certifying that there has been no change to the Articles of Incorporation or Bylaws of the Borrower since true and correct copies were last delivered to the Lender.

(iii)  The Security Agreement.

(iv) The initial Borrowing Base Certificate required under Section 2.5.

3.1 (b) Other Matters.  All organizational and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper Borrower or governmental authorities.

3.1 (c) Fees and Expenses.  The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2

3.1 (d) Perfection.  The Security Agreement (or financing statements with respect thereto) shall have been appropriately filed to the satisfaction of the Lender and the priority and perfection of the Lien created thereby shall have been established to the satisfaction of the Lender.

Section 3.2  Conditions Precedent to all Advances.  The Lender shall not have any obligation to make any Advance on the Revolving Loan (including Advances after the initial Advance) hereunder unless all representations and warranties of the Borrower made in this Agreement remain true and correct and no Default or Event of Default exists.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender:

Section 4.1  Organization, Standing, Etc.  The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Note and to perform its obligations hereunder and thereunder.  This Agreement and the Note have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrower.  The execution and delivery of this Agreement and the Note will not violate the Borrower’s Articles of Incorporation or bylaws or any law applicable to the Borrower.  No governmental consent or exemption is required in connection with the Borrower’s execution and delivery of this Agreement and the Note.

Section 4.2  Financial Statements and No Material Adverse Change.  The Borrower’s audited financial statements as at December 31, 2004 as heretofore furnished to the Lender, have been prepared in accordance with GAAP.  The Borrower has no material obligation or liability not disclosed in such financial statements, and there has been no material adverse change in the condition of the Borrower since the date of such financial statements.

Section 4.3  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if determined adversely to the Borrower, would have, a material adverse effect on the condition of the Borrower.  The Borrower is not in violation of any law or regulation (including environmental laws and regulations and laws relating to employee benefit plans) where such violation could reasonably be expected to impose a material liability on the Borrower.

Section 4.4  Taxes.  The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).

[Section 4.5  Subsidiaries.  The Borrower has no Subsidiaries except for EPR, Inc. and Reuter Recycling of Florida, Inc.]

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Revolving Commitment shall have expired or been terminated and the Note and all of the Borrower’s other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

Section 5.1  Financial Statements and Reports.  The Borrower will furnish to the Lender:

5.1 (a)  As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Lender.

5.1 (b)  As soon as available and in any event within 45 days after the end of each month, unaudited financial statements for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, substantially similar to the annual audited statements.

5.1 (c)  As soon as practicable and in any event within 45 days after the end of each calendar quarter, a Compliance Certificate in the form of Exhibit 5.1(c) hereto and a statement signed by the chief financial officer of the Borrower stating that as at the end of such month there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

5.1 (d)  Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

5.1 (e)  Concurrently with each request for an Advance, and in any event not less than monthly within 15 days after the end of each month, a Borrowing Base Certificate .

5.1 (f)  As soon as practicable and in any event within fifteen days of the end of each month, (i) a listing of all Accounts, together with an aging of all accounts and a reconciliation of such accounts against the listing submitted pursuant hereto for the immediately preceding month and an Inventory component report, and (ii) a listing of all accounts payable, together with an aging of all accounts payable all in form and substance satisfactory to the Lender.

5.1 (g) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

Section 5.2  Corporate Existence.  The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

Section 5.3  Insurance.  The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 5.4  Payment of Taxes and Claims.  The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

Section 5.5  Inspection.  The Borrower will permit any Person designated by the Lender to visit and inspect any of the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate.  The Borrower shall also allow the Lender and its agents to conduct periodic collateral audits of the Borrower’s accounts and inventory at such intervals as the Lender may choose, and the Borrower shall pay the Lender’s costs of such audits (provided that the Borrower shall not be require to pay for more than three collateral audits in any calendar year).

Section 5.6  Maintenance of Properties.  The Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7  Books and Records.  The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8 Compliance.  The Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.

Section 5.9  Notice of Litigation.  The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting the Borrower.

Section 5.10  Plans.  The Borrower will maintain any employee benefit plans in compliance with all material requirements of applicable laws and regulations.

Section 5.11  Making of Payments; Charging of Accounts.

5.11 (a)  All payments hereunder (including payments with respect to any Note) shall be made without set-off or counterclaim and shall be made to the Lender in immediately available funds (or as the Lender may otherwise consent) prior to 2:00 p.m., Minneapolis time, on the date due at its office at U.S. Bank Center, 800 Nicollet Mall, Minneapolis, MN 55402-4302, or at such other place as may be designated by Lender to the Borrower in writing from time to time.  Borrower acknowledges that deposits made and other items credited to the Collateral Account are subject to applicable laws and regulations governing availability of funds and to Lender’s funds availability requirements, and may not be immediately available for application to the Loans or the other Obligations.

5.11(b) The Borrower hereby irrevocably authorize the Lender and the Lender may, in its sole and absolute discretion, at any time and from time to time, pay all or any portion of any Obligations including, without limitation, interest, attorneys’ fees and other fees, costs and expenses of the Lender for which any Borrower is liable pursuant to the terms of the Loan Documents, by charging any bank account of any Borrower maintained with Lender or by advancing the amount thereof to the Borrower as an Advance and applying the proceeds of such Loan against such Obligations; provided, however, that the provisions of this Section 5.11(b) shall not affect the Borrowers’ obligation to pay when due all amounts payable by any Borrower under any of the Loan Documents whether or not there are sufficient funds therefor in any such bank account of any Borrower with Lender, or sufficient Revolving Credit Availability.

ARTICLE VI

NEGATIVE COVENANTS

Until the Revolving Commitment shall have expired or been terminated and the Note and all of the Borrower’s other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

Section 6.1  Merger.  The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution)

Section 6.2  Sale of Assets.  The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business.

Section 6.3  Dividends.  The Borrower will not pay any dividends or otherwise make any distributions on, or redemptions of, any of its outstanding stock.

Section 6.4  Payments to Investors and Affiliates.  The Borrower will not compensate , Richard McNamara, James R. Reissner, Michael Tate or Activar, Inc., or any of their Affiliates(including without limitation, salary, bonus, management fees, consulting agreements and incentive compensation of any type) in an amount in excess of $100,000 (excluding salary paid to Michael Tate) in the aggregate in any of Borrower’s fiscal years.  The Borrower will not enter into a transaction with any Affiliate, officer of or investor in the Borrower (i) which requires the Borrower to pay more than $5,000 in the aggregate for management fees and (ii) except upon fair and reasonable terms no less favorable than the Borrower would obtain in a comparable arm’s-length transaction with a person not an Affiliate, officer of or investor in Borrower.

Section 6.5  Investments.  The Borrower will not make any loans, advances or extensions of credit to any other Person (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) or purchase or acquire any stock or other debt or equity securities of or any interest in any other Person or any integral part of any business or the assets comprising such business or part thereof, except for:

6.5 (a) Investments in readily marketable direct obligations issued or unconditionally guaranteed by the United States government or any agency thereof and supported by the full faith and credit of the United States.

6.5 (b) Certificates of deposit or bankers’ acceptances issued by any commercial Bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Lender.

6.5 (c) Commercial paper given the highest rating by a nationally recognized rating service.

6.5 (d) Repurchase agreements relating to securities of the kind described in subsection (a) of this Section.

6.5 (e) Other readily marketable investments in debt securities which are reasonably acceptable to the Lender.

6.5 (f) Travel advances to officers and employees in the ordinary course of business.

Any investments under clauses (a), (b), (c) or (d) above must mature within one year of the acquisition thereof by the Borrower.

Section 6.6  Indebtedness.  The Borrower will not borrow any money or issue any bonds, debentures or other debt securities or otherwise become obligated on any interest-bearing indebtedness except (i) for Advances under this Agreement and (ii) leases that require aggregate monthly payments not to exceed $15,000.

Section 6.7 Liens.  The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements except:

6.7 (a) Liens granted to the Lender.

6.7 (b) Liens existing on the date of this Agreement and disclosed on Exhibit 6.7 hereto.

6.7 (c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations arising in the ordinary course of business of the Borrower.

6.7 (d) Liens for taxes, fees, assessments and governmental charges not delinquent.

6.7 (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due.

6.7 (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

6.7 (g) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

Section 6.8  Contingent Obligations.  The Borrower will not guarantee or otherwise become liable on the indebtedness of any other Person.

Section 6.9  Change of Control.  The Borrower will not permit a Change of Control to occur.

Section 6.10  Fixed Charge Coverage Ratio.  The Borrower will not permit its Fixed Charge Coverage Ratio to be less than (i) 0.70 to 1.0 on a year to date basis as of September 30, 2005, and (ii) 0.85 to 1.0 as of December 31, 2005 and at the end of each calendar quarter thereafter for the twelve months then ended.

Section 6.11  Fixed Charge Coverage +Contributions Ratio.  The Borrower will not permit the Fixed Charge Coverage + Contribution Ratio to be less than 1.25 to 1.0 at the end of any calendar quarter measured at September 30, 2005 and at the end of each calendar quarter thereafter, for the twelve months then ended.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1  Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1 (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any other obligations of the Borrower to the Lender pursuant to this Agreement.

7.1 (b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

7.1 (c) The Borrower shall fail to comply with Sections 5.2 or 5.3 or any Section of Article VI.

7.1 (d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for ten calendar days after whichever of the following dates is the earliest:  (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, or (iii) the date the Lender gives notice of such failure to the Borrower.

7.1 (e) The Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof, or the Borrower shall make an assignment for the benefit of creditors.

7.1 (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower.

7.1 (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower.

7.1 (h) A judgment or judgments for the payment of money in excess of the sum of $50,000 in the aggregate shall be rendered against the Borrower.

7.1 (i) The maturity of any material indebtedness of the Borrower (other than indebtedness under this Agreement) shall be accelerated, or the Borrower shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.  For purposes of this Section, indebtedness of the Borrower shall be deemed “material” if it exceeds $25,000 as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

7.1 (j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken.

7.1 (k) Any default shall occur under any other Loan Document.

Section 7.2  Remedies.   If (a) any Event of Default described in Sections 7.1 (e), (f) or (g) shall occur with respect to the Borrower, the Revolving Commitment shall automatically terminate and the Note and all other obligations of the Borrower to the Lender under this Agreement shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may (i) declare the Revolving Commitment terminated, whereupon the Commitment shall terminate, and (ii) declare the Note and all other obligations of the Borrower to the Lender under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding.  Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Note and any related agreements and under any applicable law.

Section 7.3  Offset.  In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrower to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender.  The Borrower hereby grants to the Lender a security interest in all of the Borrowers accounts held by the Lender and all other property of the Borrower in the Lender’s possession.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Modifications.  Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 8.2  Costs and Expenses.  Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Lender determined at such counsel’s customary rates which in some instances may be higher than the rates charge to the Lender in other matters) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement and the Note. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 8.3  Waivers, etc.  No failure on the part of the Lender or the holder of either Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

Section 8.4  Notices.  Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

Section 8.5  Successors and Assigns; Disposition of Loans. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender.  The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Revolving Commitment and the Term Loan and/or Advances to banks or other financial institutions.  The Lender may disclose any information regarding the Borrower in the Lender’s possession to any prospective buyer or participant.

Section 8.6  Governing Law and Construction.  The validity, construction and enforceability of this agreement and the note shall be governed by the internal laws of the state of Minnesota, without giving effect to conflict of laws principles thereof, but giving effect to federal laws of the united states applicable to national banks.

Section 8.7  Consent To Jurisdiction.  At the option of the lender, this agreement and the note may be enforced in any federal court or Minnesota state court sitting in Hennepin or Ramsey county, Minnesota; and the borrower consents to the jurisdiction and venue of any such court and waives any argument that venue in such forums is not convenient.  In the event the borrower commences any action in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from the relationship created by this agreement, the lender at its option shall be entitled to have the case transferred to one of the jurisdictions and venues above-described, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice.

Section 8.8  Waiver of Jury Trial.  Each of the borrower and the lender irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement, the note and any other loan documents or the transactions contemplated hereby or thereby.

Section 8.9  Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.10  Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, including the Existing Agreement.  The Borrower confirms to the Lender that the Obligations are and continue to be secured by the security interest granted by the Borrower in favor of the Lender under the Security Agreement, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under such documents and any and all other documents and agreements entered into with respect to the obligations under the Existing Agreement, as amended and restated herein, are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrower.

Section 8.11  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MAGSTAR TECHNOLOGIES, INC.

	By	/s/ Jon L. Reissner
	Print Name	Jon Reissner
	Title	President / CEO

Borrower’s Address:
410 11th Avenue South
Hopkins, MN 55343

U.S. BANK NATIONAL ASSOCIATION
	By	/s/ Benjamin Johnson
	Print Name	Benjamin Johnson
	Title	Vice President

Lender’s Address:
U.S. Bank National Association
800 Nicollet Ave.
Minneapolis, MN 55402-4302
Fax (612) 303-3638

EXHIBIT 2.3 TO

CREDIT AGREEMENT

REVOLVING NOTE

$1,200,000	June 30, 2005
Minneapolis, Minnesota

FOR VALUE RECEIVED, MAGSTAR TECHNOLOGIES, INC., a corporation organized under the laws of the State of Minnesota, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Lender”) at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in immediately available funds the principal amount of ONE MILLION TWO HUNDRED THOUSAND DOLLARS AND NO CENTS ($1,200,000) or, if less, the outstanding amount of all Advances under the Credit Agreement (hereafter defined), and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rate set forth in the Credit Agreement.

The principal hereof and interest hereon is payable as set forth in the Credit Agreement.:

This note is the Note referred to in the Second Amended and Restated Credit Agreement dated as of June 30, 2005 (as the same may be hereafter from time to time amended, restated or modified, the “Credit Agreement”) between the undersigned and the Lender.  This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees.  The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

MAGSTAR TECHNOLOGIES, INC.

By
Title

BORROWING BASE CERTIFICATE
Magstar Technologies Inc.

Borrowing Base Certificate for the period ended                              , 20

This Borrowing Base Certificate is delivered in accordance with the Second Amended and Restated Credit Agreement dated as of June 30, 2005 between U.S. Bank National Association (the “Lender”) and Magstar Technologies Inc. (“the Borrower”).  Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings set forth for such terms therein.  All amounts are as of the date shown above except as otherwise stated herein.

I certify that the following amounts were correctly determined according to the Credit Agreement:

Total Receivables		$	(A)

Receivables 90+ days	$

Other Ineligible $	$

Total Ineligible		$	(B)

Eligible Receivables (A) - (B)		$	(C)

Eligible Receivables Borrowing Base (80% of (C))		$	(D)

Total Raw Material Inventory		$	(E)

Ineligible Raw Material Inventory		$	(F)

Eligible Raw Material Inventory (E) - (F)		$	(G)

Raw Material Inventory Subtotal Borrowing Base 40% of (G)		$	(H)

Slow Moving Raw Materials Inventory		$	(I)

Slow Moving Raw Materials Inventory in excess of Tolerance Level (in excess of $100,000)		$	(J)

Deduction for Slow Moving Inventory (I) - (J)		$	(K)

Raw Material Inventory Borrowing Base (H)-(K)		$	(L)

Total Finished Goods Inventory	$	(M)

Ineligible Finished Goods Inventory	$	(N)

Eligible Slow Moving Finished Goods Inventory in excess of Tolerance Level (in excess of $25,000)	$	(O)

Deduction for Slow Moving Finished Goods Inventory	$	(P)

Finished Goods Inventory Borrowing Base 30% of (M)- (N)-(P)	$	(Q)

Total Borrowing Base (D) + (L) + (Q)	$	(R)

Outstanding Advances	$	(S)

Availability (R) - (S)	$	(T)

I hereby certify that all payroll and unemployment taxes are current as of this date.

For the purpose of inducing the Lender to extend credit to the Borrower pursuant to the Credit Agreement, the Borrower hereby certifies that the foregoing information is true and correct in all respects.  The Borrower further certifies that all amounts outstanding under the Note were properly authorized for the benefit of the Borrower and constitute obligations of the Borrower in accordance with the terms of the Credit Agreement.  The Borrower further certifies that no circumstances or conditions exist at the date of the Borrowing Base Certificate which constitute an Event of Default.

MAGSTAR TECHNOLOGIES INC.

By
Title

EXHIBIT 5.1(c) TO

CREDIT AGREEMENT

[FORM OF COMPLIANCE CERTIFICATE]

To:          U.S. Bank National Association

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)  I am the duly elected chief financial officer of MAGSTAR TECHNOLOGIES, INC. (the “Borrower”);

(2)  I have reviewed the terms of the Second Amended and Restated Credit Agreement dated as of June 30, 2005 between MAGSTAR TECHNOLOGIES, INC., a corporation organized under the laws of the State of Minnesota, (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION (the “Lender”) (the “Credit Agreement”) and I have made, or have caused to be made under my supervision, a detailed review of the transaction and conditions of the Borrower during the accounting period covered by the Attachment hereto; and

(3)  The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate).  The following exceptions set forth, in detail, the nature of the condition or event, the period during which has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event.

The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this            day of                             ,            , pursuant to Section 5.1 (c) of the Credit Agreement.

MAGSTAR TECHNOLOGIES, INC.

By:
Name:

ATTACHMENT TO COMPLIANCE CERTIFICATE

AS OF                          ,

WHICH PERTAINS TO THE PERIOD

FROM                        ,                TO                      ,

FOR THE FISCAL YEAR ENDING                            ,

	Actual	In Compliance

Section 6.10

Fixed Charge Coverage Ratio	to 1.0	Yes ☐ No ☐
(no less than 0.70 to 1.0 ytd on
9-30-05 and 0.85 to 1.0 at each
calendar quarter end thereafter
for 12 months then ended)

Section 6.11

Fixed Charge Coverage +
Contribution Ratio	to 1.0	Yes ☐ No ☐
(no less than 1.25 to 1.0 at
each calendar quarter end for
12 months then ended commencing
9-30-05)

CERTIFICATE OF SECRETARY OF

MAGSTAR TECHNOLOGIES, INC.

I,                                            , hereby certify to U.S. Bank National Association that I am the Secretary of Magstar Technologies, Inc., a corporation organized under the laws of the State of Minnesota (the “Company”) and that the following resolutions have been duly adopted by the Board of Directors of the Company in a manner authorized by the laws of the State of Minnesota:

“WHEREAS, the Company wishes to borrow money from U.S. Bank National Association (the “Lender”), and for that purpose intends to enter into a Second Amended and Restated Credit Agreement with the Lender.

RESOLVED, the Company shall enter into an Amended and Restated Credit Agreement with the Lender under which the Company may obtain loans up to $1,200,000; and the                                        or any                                        of the Company is hereby authorized at any time and from time to time to execute and deliver to the Lender such Second Amended and Restated Credit Agreement and any promissory notes, security agreements, mortgages, subordination agreements, pledge agreements, assignments of life insurance, reimbursement agreements, or amendments to any of the foregoing as may be contemplated or required pursuant to such Second Amended and Restated Credit Agreement or otherwise, all in such form as such officer may determine and approve (such determination and approval to be established conclusively by such officer’s execution and delivery of such Second Amended and Restated Credit Agreement and any such related documents and instruments).

FURTHER RESOLVED, that the                                                      or any                                          of the Company is hereby authorized at any time and from time to time to sell, assign, transfer, mortgage, create security interests in and pledge to the Lender the real property, goods, instruments, documents, securities, chattel paper, accounts, contract rights and other intangibles and any other property now owned or hereafter acquired by the Company, either absolutely for such consideration as such officer may determine to be appropriate or as security for the payment or performance of any or all debts, liabilities and obligations of every type and description now or at any time hereafter owed to the Lender by the Company, on such terms as such officer may approve, and to do such other acts or things in connection therewith or pursuant thereto as such officer may determine to be appropriate (such determination and approval to be established conclusively by the instrument executed or action taken by such officer).

FURTHER RESOLVED, it is hereby acknowledged that each and every note, guaranty, security agreement and other instrument made pursuant to the foregoing resolutions is and will be made and given for the corporate purposes of this Company.

FURTHER RESOLVED, the Secretary or Assistant Secretary shall certify to the Lender the names and signatures of the persons who presently are duly elected, qualified and acting as the officers authorized to act under the foregoing resolutions, and the Secretary or Assistant Secretary shall from time to time hereafter, upon a change in the facts so certified, immediately certify to the Lender the names and signatures of the persons then authorized to sign or to act; the Lender shall be fully protected in relying on such certificates and on the obligation of the Secretary or an Assistant Secretary immediately to certify to the Lender any change in any fact certified, and the Lender shall be indemnified and saved harmless by the Company from any and all claims, demands, expenses, costs and damages resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer whose name and signature was so certified, or refusing to honor any signature or authority not so certified.”

I further certify that the foregoing resolutions have not been amended or revoked and are in full force and effect on the date hereof.

I further certify that the Articles of Incorporation and the Bylaws of the Company have not been amended since true and correct copies were last delivered to the Lender and are in full force and effect on the date hereof.

I further certify that the Board of Directors of the Company has, and at the time of adoption of the foregoing resolutions had, full power and lawful authority to adopt the foregoing resolutions and to confer the powers therein granted upon the officers designated, and that such officers have full power and authority to exercise the same.

I further certify that the officers whose names appear below have been duly elected to and now hold the offices in the Company set forth opposite their respective names and that the signature appearing opposite the name of each of such officer is authentic and official:

Name	Title	Specimen Signature

I further certify that shareholder approval of the foregoing resolutions is not required and said resolutions are effective and binding on the Company without approval by its shareholders.

Dated

Secretary

Attest by a Director